Exhibit 23.02




Legal Counsel's Consent


I do hereby consent to the use of my name in the within Registration Statement and the accompanying Prospectus of Northern States Power Company, a Minnesota corporation, and to the use of my opinion, filed as Exhibit 5.01 to the Registration
Statement.


(Gary R. Johnson)
Gary R. Johnson
Vice President and
  General Counsel


Minneapolis, Minnesota
October 6, 1995